UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 20, 2024

ARES STRATEGIC INCOME FUND
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities.

During December 2024, Ares Strategic Income Fund (the “Fund”) sold Class I common shares of beneficial interest. The number of shares to be issued was finalized on December 20, 2024. The purchase price per Class I common share equaled the Fund’s net asset value (“NAV”) per Class I common share as of November 30, 2024. The offer and sale of the Class I common shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder. The following table details the Class I common shares sold:

Date of Unregistered Sales (dollar amount in millions)	Amount of Class I Common Shares	Total Consideration
During December 2024 (number of shares finalized on December 20, 2024)	4,176,077	$115.2

Item 8.01  Other Events.

Net Asset Value

The NAV per share of each class of the Fund as of November 30, 2024, as determined in accordance with the valuation policies and procedures of Ares Capital Management LLC, the Fund’s investment adviser, was as follows:

NAV as of November 30, 2024
Class I	$27.58
Class S	$27.58
Class D	$27.58

As of November 30, 2024, the Fund’s aggregate NAV was approximately $5.5 billion, the fair value of its portfolio investments was approximately $10.5 billion, and it had approximately $3.7 billion of debt outstanding. The Fund’s debt-to-equity ratio as of November 30, 2024 was 0.66x.

December 2024 Distributions

As previously disclosed, on August 13, 2024, the Fund announced the declaration of regular monthly distributions for each class of the Fund’s common shares of beneficial interest, including Class I shares, Class S shares and Class D shares (the “Common Shares”) in the amounts per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I	$0.21430	$0.00000	$0.21430
Class S	$0.21430	$0.01986	$0.19444
Class D	$0.21430	$0.00584	$0.20846

The distributions for each class of Common Shares are payable to shareholders of record as of the open of business on December 31, 2024 and will be paid on or about January 23, 2025.

The December 2024 distributions will be paid in cash or reinvested in the Common Shares for shareholders participating in the Fund’s distribution reinvestment plan.

January, February and March 2025 Distributions

Also, as previously disclosed, on November 8, 2024, the Fund announced the declaration of regular monthly gross distributions for January, February and March 2025, in each case for each class of its Common Shares in the amounts per share set forth below:

		Gross Distribution Per Share
Record Date	Payment Date(1)	Class I	Class S	Class D
January 31, 2025	February 21, 2025	$0.21430	$0.21430	$0.21430
February 28, 2025	March 21, 2025	$0.21430	$0.21430	$0.21430
March 31, 2025	April 21, 2025	$0.21430	$0.21430	$0.21430

(1)The distributions for each class of the Fund’s Common Shares will be paid on or about the payment dates above.

These distributions will be paid in cash or reinvested in the Common Shares for shareholders participating in the Fund’s distribution reinvestment plan. The net distributions received by shareholders of each of the Class S and Class D shares will be equal to the gross distribution in the table above, less specific shareholder servicing and/or distribution fees applicable to such class of the Fund’s Common Shares as of their respective record dates. Class I shares have no shareholder servicing and/or distribution fees.

Portfolio and Business Commentary

As of November 30, 2024, the Fund had investments in 555 portfolio companies with total fair value of approximately $10.5 billion. As of November 30, 2024, 96% of the debt investments at fair value in the Fund’s portfolio were floating rate. As of November 30, 2024, based on fair value, the Fund’s portfolio investments consisted of the following:

As of November 30, 2024
Portfolio Investments
First lien senior secured loans	90.4%
Second lien senior secured loans	2.1
Senior subordinated loans	0.9
Corporate bonds	0.6
Collateralized loan obligations	2.9
Private asset-backed investments	1.5
Preferred equity	0.8
Other equity	0.8
Total	100.0%

As of November 30, 2024, the ten largest industries in which the Fund was invested, represented as a percentage of fair value, were as follows:

As of November 30, 2024
Industry
Software and Services	22.9%
Health Care Services	9.3%
Capital Goods	8.3%
Consumer Services	8.1%
Financial Services	7.8%
Commercial and Professional Services	7.7%
Insurance Services	5.9%
Media and Entertainment	4.5%
Pharmaceuticals, Biotechnology and Life Sciences	4.4%
Investment Funds and Vehicles	3.4%

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $7.5 billion of its Common Shares, pursuant to a registered offering (the “Offering”). Additionally, the Fund has sold unregistered shares as part of private offerings (the “Private Placements”). The following table lists the Common Shares issued and total consideration for both the Offering and the Private Placements as of the date of this filing. The table below does not include Common Shares issued through the Fund’s distribution reinvestment plan. The Fund intends to continue selling Common Shares in the Offering on a monthly basis.

(dollar amounts in millions)	Common Shares Issued	Total Consideration
Registered Offering:
Class I	69,972,415	$1,910.7
Class S	29,414,917	$800.9
Class D	11,563,645	$316.5
Private Placements
Class I	101,729,129	$2,745.3
Class S	—	—
Class D	—	—
Total Registered Offering and Private Placements*	212,680,105	$5,773.4

*Amounts may not sum due to rounding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

Date: December 23, 2024

	By:	/s/ SCOTT C. LEM
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer